================================================================================


                           PURCHASE AND SALE AGREEMENT

                                 by and between

                        CHALLENGER SOUTH MONACO, L.L.C.,
                      a Delaware limited liability company,
                                    as Seller

                                       and

                                  CAPLEASE, LP,
                         a Delaware limited partnership

                         Invesco Funds Corporate Campus
                       4340/4350/4346 South Monaco Street
                                Denver, Colorado

                                January 27, 2006


================================================================================

                           PURCHASE AND SALE AGREEMENT


      THIS PURCHASE AND SALE AGREEMENT (this "AGREEMENT") is made and entered into as of January 27, 2006 by and between CHALLENGER SOUTH MONACO, L.L.C., a Delaware limited liability company ("SELLER") and CAPLEASE, LP, a Delaware limited partnership ("PURCHASER").

      WHEREAS, Seller is the owner of the real estate and related assets hereinafter described; and

      WHEREAS, Seller desires to sell, and Purchaser desires to buy, the real estate and related assets hereinafter described, at the price and on the terms and conditions hereafter set forth.

      NOW, THEREFORE, in consideration of the recitals, the mutual covenants hereafter set forth, and other good and valuable considerations, the receipt and sufficiency of which are mutually acknowledged, it is agreed by and between the parties as follows:

      1. Defined Terms. Capitalized terms used in this Agreement shall have the meanings ascribed to them in the Glossary of Defined Terms attached hereto as Exhibit A.

      2. Sale and Conveyance; Survey. (a) Seller agrees to sell and convey the Property to Purchaser, and Purchaser agrees to buy the Property from Seller, at the price and upon the other terms and conditions hereinafter set forth.

      (b) The Personal Property, if any, shall be conveyed to Purchaser by the Bill of Sale.

      (c) Pursuant to the Assignment of Lease, the Service Contracts, the IFG Lease and the Intangible Personal Property shall be assigned by Seller to Purchaser, and Purchaser shall assume (i) those obligations of Seller under the Service Contracts (if any) which relate to periods from and after Closing and which Purchaser has elected to assume, and (ii) any of Seller's monetary obligations under the Service Contracts which relate to periods prior to Closing to the extent Purchaser receives a credit therefor at Closing.

      (d) Seller has heretofore delivered to Purchaser a survey of the Real Property, prepared by Flatirons Surveying, Inc., dated November 26, 2002 (the "SURVEY"). Prior to the Closing Purchaser, at its expense, may obtain an updated version of the Survey.

      (e) The Property is currently encumbered by that certain loan (the "LOAN") in the original principal amount of $39,000,000 payable to the order of Prudential Mortgage Capital Company, LLC, together with its successors and assigns (collectively, "LENDER") secured by a first lien against the Property.

      3. Purchase Price; Earnest Money. The purchase price for the Property shall be the Purchase Price, payable by Purchaser to Seller as follows:

      (a) Concurrently with the execution of this Agreement, Purchaser shall deposit into a strict joint order escrow trust established with the Title Company, as earnest money hereunder, the cash sum of One Million Dollars ($1,000,000.00) (the "INITIAL EARNEST MONEY DEPOSIT").

      (b) If Purchaser does not timely exercise its right to terminate this Agreement prior to the expiration of the Inspection Period in accordance with
Section 9(f), Purchaser shall, on or before the last day of the Inspection Period, deposit into the escrow trust established with the Title Company as set forth above the additional cash sum of Two Million Dollars ($2,000,000) (the "SECOND EARNEST MONEY DEPOSIT"; the Initial Earnest Money Deposit and the Second Earnest Money Deposit, or so much thereof as has been deposited by Purchaser from time to time, collectively constitute the "EARNEST MONEY"). The Earnest Money shall at all times prior to the Closing be invested in United States treasury obligations or such other interest bearing accounts or securities as are approved by Purchaser and Seller in writing; all interest earned on the Earnest Money shall be deemed to constitute part of the Earnest Money, and shall be administered and paid in the same manner as the Earnest Money. At the Closing, Purchaser shall receive a credit against the Purchase Price for the Earnest Money. Time is of the essence for the delivery of the Earnest Money under this Agreement.

      (c) Each of Seller and Purchaser agree to direct the Title Company, as escrowee, to administer and pay the Earnest Money in accordance with the terms and provisions of this Agreement.

      (d) The Purchase Price, less a credit for the Earnest Money, and plus or minus prorations and adjustments as set forth in Section 16 hereof, shall be paid by Purchaser (or caused by Purchaser to be released by the Title Company) to Seller by wire transfer of immediately available federal funds prior to 12:00 p.m. Eastern Time on the Closing Date.

      (e) Purchaser shall deliver the Purchase  Price,  as adjusted  pursuant to
Section 3(d) above, to the Title Company at least one (1) business day prior to the Closing Date, time being of the essence. Purchaser acknowledges that timely delivery of the Purchase Price to the Title Company by Purchaser as set forth herein is required in order to purchase the Defeasance Collateral (as defined in the Debt Documents), and that in the event Purchaser does not timely deliver the sums required hereunder Seller may terminate this Agreement and declare this Agreement to be of no further force or effect (except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement), and in which event the Earnest Money shall promptly be paid to Seller and Seller shall have no liability to Purchaser hereunder by reason thereof.

      4. Seller's Representations, Warranties and Covenants. As a material inducement to Purchaser to execute this Agreement and consummate this transaction, Seller hereby represents and warrants to Purchaser, and covenants with Purchaser, as follows:

      (a) Organization and Authority. Seller has been duly organized and is validly existing as a Delaware limited liability company. Seller has the full right and authority, and has obtained all necessary consents required, to enter into this Agreement, consummate or cause to be consummated the sale of the Property and make or cause to be made the conveyances, transfers and assignments contemplated herein. Seller is duly qualified to do business in the State of Colorado to the extent such qualification is required under Colorado law. The persons signing this Agreement on behalf of Seller are authorized to do so. This Agreement and all of the documents to be delivered by Seller at the Closing have been or will be duly authorized and properly executed and constitute or will constitute the valid and binding obligations of Seller, enforceable against Seller in accordance with their terms.

      (b) Conflicts. There is no agreement to which Seller is a party or, to Seller's Knowledge, binding on Seller or the Property which is in conflict with this Agreement or which would limit or restrict the timely performance by Seller of its obligations pursuant to this Agreement, other than the DTC ROFO and the Debt Documents.

      (c) Documents and Records. Seller has provided (or shall provide within three (3) business days following the date hereof) Purchaser with, or has made available to Purchaser, true, correct and complete copies of the items scheduled in Exhibit C attached hereto which are in Seller's possession or control (all of the foregoing collectively the "PROPERTY INFORMATION"); provided, however, that with respect to any operating statements or other financial statements prepared by or for Seller, Seller warrants that the statements delivered to Purchaser are the statements prepared by or for Seller in the ordinary course of business, but does not warrant the accuracy of the contents of any such statements. Notwithstanding the foregoing, Seller shall use commercially reasonable efforts to provide to Purchaser copies of any additional items reasonably requested by Purchaser promptly following such request; provided, that such requests shall relate solely to the Property (as distinguished from Seller's internal or structuring matters), and that in no event shall Seller be required to provide any appraisals or financial projections.

      (d) Litigation. To Seller's Knowledge, there is no action, suit or proceeding pending which (i) if adversely determined, would materially and adversely affect the Property, or (ii) which challenges or impairs Seller's ability to execute, deliver or perform this Agreement or consummate the transaction contemplated hereby.

      (e) Lease. Exhibit D sets forth, for the IFG Lease, (i) the name of the tenant thereunder, (ii) the number of rentable square feet demised by such Lease, and (iii) the expiration date of the initial term of such Lease (or if such Lease has previously been renewed or extended, the present renewal or extension term). Except as scheduled in Exhibit D, and except for the MDC Sublease (as hereinafter defined) to which Seller is not a party, (w) there are no leases (written or oral) affecting the Property or any part thereof, (x) Seller has not given IFG a written notice of default which has not been remedied or cured to the satisfaction of Seller, (y) Seller has not received a written notice of default from IFG which has not been remedied or cured to the satisfaction of such tenant, and (z) to Seller's Knowledge as of the date of this Agreement, the IFG Lease is in full force and effect, and no default now exists thereunder. The IFG Lease is with a tenant in possession (or with a right to possession, it being acknowledged by Purchaser that IFG has entered into a sublease with M.D.C. Holdings, Inc. with respect to one of the buildings comprising the Improvements, and Seller has consented to such sublease (the "MDC SUBLEASE")) of the demised premises, and (together with the landlord's consent to sublease set forth on Exhibit D) sets forth the entire agreement between the landlord and tenant under the IFG Lease.

      (f) Service Contracts; Management Agreement. As set forth on Exhibit E, there are no Service Contracts presently outstanding with respect to the Property entered into by Seller. Seller is not a party to the Management Agreement; Purchaser acknowledges that Property Manager currently manages the Property pursuant to the Management Agreement between IFG and Property Manager, and that Property Manager takes direction from IFG with respect to the management of the Property pursuant to the terms of the Management Agreement, a copy of which has been provided to Purchaser. The terms of the Management Agreement and IFG's direction to Property Manager may conflict with the terms of
Section 9 of this Agreement, and Purchaser acknowledges that Property Manager is not bound by the terms of such section or any other provision of this Agreement.

      (g) Notice of Violations. Seller has received no written notice that either the Property or the use thereof violates any laws, rules and regulations of any federal, state, city or county government or any agency, body, or subdivision thereof having any jurisdiction over the Property that have not been resolved to the satisfaction of the issuer of the notice. To Seller's Knowledge, neither the Property nor the use thereof violates any laws, rules and regulations of any federal, state, city or county government or any agency, body, or subdivision thereof having any jurisdiction over the Property in any material respect.

      (h) Withholding Obligation. The sole member of Seller is not a "foreign person" within the meaning of Section 1445 of the Internal Revenue Code.

      (i)  Condemnation.   To  Seller's  Knowledge,  there  are  no  pending  or
threatened condemnation or similar proceedings affecting the Property or any part thereof.

      (j) Leasing Brokerage Agreements/Tenant Improvements. Except as set forth in the IFG Lease or in Exhibit D, Seller has not entered into any leasing brokerage agreements or leasing commission agreements respecting leasing activities at the Property. Seller has paid all tenant improvement and other construction costs required to be paid by the landlord under the IFG Lease. Any potential liability of Seller under the foregoing sentence regarding tenant improvement and construction costs shall be released by Purchaser at Closing to the extent such costs are confirmed by the Tenant Estoppel.

      (k) Bankruptcy. Seller (i) has not admitted in writing its inability to pay its debts as they mature, and (ii) has not been adjudicated a bankrupt or filed a petition in voluntary bankruptcy or a petition or answer seeking reorganization or an arrangement with creditors under the Federal bankruptcy laws or any similar law or statute of the United States or any state and no such petition has been filed against Seller.

      (l)  Covenants.  Seller  covenants  and agrees  that  during the  Contract
Period:

                        (1) Seller will  timely pay and perform its  obligations
                  under the IFG Lease and the Service Contracts to be assumed by Purchaser pursuant hereto.

                        (2) Seller shall  provide  Purchaser  with prompt notice
                  and copies of all new leases, lease amendments and lease extensions ("NEW LEASES") and lease terminations occurring during the Contract Period. Seller shall solicit input from Purchaser regarding, and keep Purchaser informed of the status of, proposed New Leases, and will provide Purchaser with copies of drafts, proposals, letters of intent and other similar documentation pertaining to such proposed New Leases. Prior to the expiration of the Inspection Period or the earlier termination of this Agreement, Seller shall not enter into any New Leases or lease terminations without obtaining Purchaser's prior written consent, which shall not be unreasonably conditioned, delayed or withheld and shall be deemed given if Purchaser does not reject the same within five
                  (5) business days after notice thereof from Seller. Following the expiration of the Inspection Period and prior to the Closing or the earlier termination of this Agreement, Seller shall not enter into any New Leases or lease terminations without obtaining Purchaser's prior written consent, which consent may be withheld in Purchaser's sole discretion, but which shall be deemed given if Purchaser does not reject the same within five (5) business days after notice thereof from Seller. In no event shall this covenant be construed to limit the ability of IFG under the IFG Lease to enter into any proposed subleases, nor shall it be construed to require that Seller disapprove of any such proposed sublease or otherwise take or omit to take any action in connection with any such proposed sublease, but prior written notice of any of the foregoing shall be given to Purchaser to the extent known to Seller.

                        (3) From and  after  the date  hereof,  Seller  will not
                  enter into any contract (other than New Leases and lease terminations as provided in the foregoing subsection (2)) that will be an obligation affecting the Property subsequent to the Closing Date except contracts entered into in the ordinary course of business that are terminable without cause and without payment of a penalty on not more than 30-days' notice.

                        (4) Seller will not remove any  Personal  Property  from
                  the Real Property except as may be required for necessary repair or replacement, and in the event of such replacement, the replacement shall be of equal or better quality and quantity as existed as of the time of its removal.

                        (5) Seller will  continue to operate  and  maintain  the
                  Property in accordance with past practices and will not make any material alterations or changes thereto; provided, however, that notwithstanding past practices Seller shall not be required to make any capital expenditures in maintaining and operating the Property except as otherwise expressly provided in this Agreement.

                        (6) Seller will maintain (or will use reasonable efforts
                  to cause IFG to maintain) all-risk casualty insurance of a level and type consistent with the insurance maintained by Seller or IFG prior to the execution of this Agreement in force with respect to the Property in an amount equal to the full replacement cost of the Property.

                        (7) Within five (5) business days after the date of this
                  Agreement, Seller will send a Tenant Estoppel to IFG and will use commercially reasonable efforts to obtain and deliver an executed Tenant Estoppel to Purchaser at least five (5) business days prior to Closing from IFG. In the event that the Tenant Estoppel delivered to Purchaser shall contain any statement of fact, information or other matter which is inconsistent with the matters stated in Seller's representations in this Section 4, the Tenant Estoppel shall control and Seller shall have no liability for any claim based upon a breach of representation regarding such statement of fact, information or other matter contained in the Tenant Estoppel.

                        (8)(A) Purchaser may, at its option,  prepare and submit
                  to Seller and Seller's counsel for their review and approval a form of guarantor estoppel which Purchaser proposes to be executed by AMVESCAP, PLC, as guarantor under the IFG Lease (the "GUARANTOR ESTOPPEL"). If Seller fails to deliver any comments to such form within three (3) business days following receipt, such form will be deemed approved by Seller and its counsel. Within five (5) business days after the date of the approval, or deemed approval, of the Guarantor Estoppel, Seller shall send such Guarantor Estoppel to IFG and/or AMVESCAP, PLC and will use commercially reasonable efforts to obtain and deliver an executed Guarantor Estoppel to Purchaser at least five (5) business days prior to Closing from
                  AMVESCAP, PLC. Purchaser acknowledges and agrees that execution and delivery of the Guarantor Estoppel by AMVESCAP, PLC, and Purchaser's receipt of same, shall not under any circumstances constitute a condition to Purchaser's obligations under this Agreement, and that the failure to obtain the Guarantor Estoppel shall not constitute a default by Seller under this Agreement. Purchaser further agrees that it will accept any Guarantor Estoppel without regard to any qualifications, deletions or modifications thereto made by AMVESCAP, PLC, and that no such qualifications, deletions or modifications shall entitle Purchaser to terminate this Agreement.

                        (B) Purchaser may, at its option,  prepare and submit to
                  Seller and Seller's counsel for their review and approval one or more forms of estoppel certificates which Purchaser proposes to be executed by third parties with respect to any reciprocal easement agreement or like instrument appearing on the Title Report (the "REA ESTOPPELS"). If Seller fails to deliver any comments to such form(s) within three (3) business days following receipt, such form will be deemed approved by Seller and its counsel. Within five (5) business days after the date of the approval, or deemed approval, of the REA Estoppels, Seller shall send such REA Estoppel to the party from which such REA Estoppel is requested and will use commercially reasonable efforts to obtain and deliver an executed REA Estoppel to Purchaser at least five (5) business days prior to Closing. Purchaser acknowledges and agrees that execution and delivery of any REA Estoppels, and Purchaser's receipt of same, shall not under any circumstances constitute a condition to Purchaser's obligations under this Agreement, and that the failure to obtain any requested REA Estoppels shall not constitute a default by Seller under this Agreement. Purchaser further agrees that it will accept any REA Estoppels without regard to any qualifications, deletions or modifications thereto made by the party from which such REA Estoppel is requested, and that no such qualifications, deletions or modifications shall entitle Purchaser to terminate this Agreement.

                        (9) Seller shall not do anything, nor authorize anything
                  to be done, which would materially adversely affect the condition of title as shown on the Title Commitment.

                        (10) Seller shall notify Purchaser promptly upon receiving written notice during the Contract Period of any violation of any law, ordinance or regulation which affects the Property or any portion thereof. Seller shall provide Purchaser with copies of any notice of default given or received by or on behalf of Seller with respect to any Lease to be assumed by Purchaser pursuant to this Agreement.

                        (11) If  requested  by  Purchaser at any time during the
                  Contract Period, Seller will use commercially reasonable efforts, but at Purchaser's sole cost and expense, to cause any roof, HVAC and other warranties held by Seller and given by third parties with respect to the Property to be transferred to Purchaser at Closing.

                        (12) Unless Purchaser  delivers a Termination  Notice or
                  this Agreement is otherwise terminated prior to the expiration of the Inspection Period, Seller will send a notice to Lender promptly following the expiration of the Inspection Period pursuant to which Seller shall request that Lender grant the Loan Defeasance Approval as soon as possible consistent with the terms of this Agreement.

      (m) Required Colorado Disclosure. Seller hereby makes the following specific disclosure to Purchaser:

                        SPECIAL  TAXING  DISTRICTS  MAY BE  SUBJECT  TO  GENERAL
                  OBLIGATION INDEBTEDNESS THAT IS PAID BY REVENUES PRODUCED FROM ANNUAL TAX LEVIES ON THE TAXABLE PROPERTY WITHIN SUCH DISTRICTS. PROPERTY SELLERS IN SUCH DISTRICTS MAY BE PLACED AT RISK FOR INCREASED MILL LEVIES AND EXCESSIVE TAX BURDENS TO SUPPORT THE SERVICING OF SUCH DEBT WHERE CIRCUMSTANCES ARISE RESULTING IN THE INABILITY OF SUCH A DISTRICT TO DISCHARGE SUCH INDEBTEDNESS WITHOUT SUCH AN INCREASE IN MILL LEVIES. PURCHASERS SHOULD INVESTIGATE THE DEBT FINANCING REQUIREMENTS OF THE AUTHORIZED GENERAL OBLIGATION INDEBTEDNESS OF SUCH DISTRICTS, EXISTING MILL LEVIES OF SUCH DISTRICT SERVICING SUCH INDEBTEDNESS, AND THE POTENTIAL FOR AN INCREASE IN SUCH MILL LEVIES.

      (n) Notice of Violations of Environmental Laws. To Seller's Knowledge, Seller has not received any written notice from the United States Environmental Protection Agency or any other federal, state or local governmental authority, any tenant of the Property, any adjacent landowner or any other party alleging that the Property is presently in violation of any applicable laws concerning Hazardous Materials.

      5. Purchaser's Representations and Warranties. As a material inducement to Seller to execute this Agreement and consummate this transaction, Purchaser hereby represents and warrants to Seller, and covenants with Seller, as follows:

      (a) Organization and Authority. Purchaser has been duly organized and is validly existing as a Delaware limited partnership. Purchaser has the full right and authority, and has obtained all necessary consents required, to enter into this Agreement and consummate or cause to be consummated the acquisition of the Property. The persons signing this Agreement on behalf of Purchaser are authorized to do so. This Agreement and all of the documents to be delivered by Purchaser at the Closing have been authorized and properly executed and will constitute the valid and binding obligations of Purchaser, enforceable against Purchaser in accordance with their terms.

      (b) Conflicts. There is no agreement to which Purchaser is a party or to Purchaser's knowledge binding on Purchaser which is in conflict with this Agreement.

      (c) ERISA. Purchaser is not acquiring any of the Property with the "plan assets" (as defined in 29 C.F.R. 2510.3-101) of (i) any "employee benefit plan" subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), (ii) any "plan" subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the "CODE") or (iii) any other plan or retirement arrangement subject to applicable law that is substantially similar to Section 406 of ERISA or Section 4975 of the Code.

      (d) Defeasance. Purchaser shall cooperate reasonably with Seller and Lender in connection with obtaining the Loan Defeasance Approval; provided, that Purchaser shall not be required to pay any costs to Seller or Lender in connection with such cooperation.

      6. As Is Sale; Release.

      (a) By closing this transaction, Purchaser acknowledges and agrees that it has been given a full opportunity to inspect and investigate each and every aspect of the Property, either independently or through agents of Purchaser's choosing, including, without limitation:

            (1) All matters relating to title, together with all governmental and other legal requirements such as taxes, assessments, zoning, use permit requirements and building codes;

            (2) The physical condition of the Property, including, without limitation, the interior, the exterior, the structure, the paving, the utilities, the floor slabs, and all other physical and functional aspects of the Property. Purchaser's examination of the physical condition of the Property has included such inspection for the presence or absence of Hazardous Materials as Purchaser has deemed necessary or desirable in its sole discretion and expense;

            (3) Any easements and/or access rights affecting the Property;

            (4)  The  IFG  Lease  and  all  matters  in  connection   therewith,
including, without limitation, the ability of the tenant thereunder to pay the rent;

            (5) The Service Contracts (if any) and any other documents or agreements of significance affecting the Property and furnished to Purchaser; and

            (6) The Floor Slab Reports and all matters in connection therewith.

      (b) WITHOUT LIMITING THE GENERALITY OF SECTION 6(A) ABOVE, PURCHASER SPECIFICALLY ACKNOWLEDGES AND AGREES THAT, SUBJECT TO THE EXPRESS PROVISIONS OF
SECTION 4, SELLER IS CONVEYING AND PURCHASER IS ACQUIRING THE PROPERTY ON AN "AS IS, WHERE IS" AND "WITH ALL FAULTS" BASIS AND THAT, EXCEPT AS EXPRESSLY PROVIDED IN SECTION 4, PURCHASER IS NOT RELYING ON ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED, FROM SELLER, ITS AGENTS, OR BROKERS AS TO ANY MATTERS CONCERNING THE PROPERTY OR ANY PART THEREOF, INCLUDING WITHOUT
LIMITATION: (I) THE QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF THE PROPERTY, INCLUDING, BUT NOT LIMITED TO THE STRUCTURAL ELEMENTS, FLOOR SLABS, FOUNDATION, ROOF, APPURTENANCES, ACCESS, LANDSCAPING, PARKING FACILITIES AND THE ELECTRICAL, MECHANICAL, HVAC, PLUMBING, SEWAGE, AND UTILITY SYSTEMS, FACILITIES AND APPLIANCES, (II) THE QUALITY, NATURE, ADEQUACY, AND PHYSICAL CONDITION OF SOILS, GEOLOGY AND ANY GROUNDWATER, (III) THE EXISTENCE, QUALITY, NATURE, ADEQUACY AND PHYSICAL CONDITION OF UTILITIES SERVING THE PROPERTY, (IV) THE DEVELOPMENT POTENTIAL OF THE PROPERTY, AND THE PROPERTY'S USE, HABITABILITY, MERCHANTABILITY, OR FITNESS, SUITABILITY, VALUE OR ADEQUACY OF THE PROPERTY FOR ANY PARTICULAR PURPOSE, (V) THE ZONING OR OTHER LEGAL STATUS OF THE PROPERTY OR ANY OTHER PUBLIC OR PRIVATE RESTRICTIONS ON USE OF THE PROPERTY, (VI) THE COMPLIANCE OF THE PROPERTY OR ITS OPERATION WITH ANY APPLICABLE CODES, LAWS, REGULATIONS, STATUTES, ORDINANCES, COVENANTS, CONDITIONS AND RESTRICTIONS OF ANY GOVERNMENTAL OR QUASI-GOVERNMENTAL ENTITY OR OF ANY OTHER PERSON OR ENTITY,
(VII) THE PRESENCE OF HAZARDOUS MATERIALS ON, UNDER OR ABOUT THE PROPERTY OR THE ADJOINING OR NEIGHBORING PROPERTY, (VIII) THE QUALITY OF ANY LABOR AND MATERIALS USED IN ANY IMPROVEMENTS, (IX) THE CONDITION OF TITLE TO THE PROPERTY, (X) THE IFG LEASE, THE SERVICE CONTRACTS OR OTHER AGREEMENTS AFFECTING THE PROPERTY AND FURNISHED TO PURCHASER, AND (XI) THE ECONOMICS OF THE OPERATIONS OF THE PROPERTY.

      (c) WITHOUT LIMITING THE ABOVE, PURCHASER ON BEHALF OF ITSELF AND ITS SUCCESSORS AND ASSIGNS WAIVES ITS RIGHT TO RECOVER FROM, AND FOREVER RELEASES AND DISCHARGES THE SELLER RELATED PARTIES, AND EACH OF THEM, FROM ANY AND ALL DEMANDS, CLAIMS, LEGAL OR ADMINISTRATIVE PROCEEDINGS, LOSSES, LIABILITIES, DAMAGES, PENALTIES, FINES, LIENS, JUDGMENTS, COSTS OR EXPENSES WHATSOEVER (INCLUDING, WITHOUT LIMITATION, REASONABLE ATTORNEYS' FEES AND COSTS), WHETHER DIRECT OR INDIRECT, KNOWN OR UNKNOWN, FORESEEN OR UNFORESEEN, THAT MAY ARISE ON ACCOUNT OF OR IN ANY WAY BE CONNECTED WITH THE COMPREHENSIVE ENVIRONMENTAL RESPONSE, COMPENSATION AND LIABILITY ACT OF 1980, AS AMENDED (42 U.S.C. SECTION 6901, ET SEQ.), THE RESOURCES CONVERSATION AND RECOVERY ACT OF 1976 (42 U.S.C.
SECTION 6901, ET SEQ.), THE CLEAN WATER ACT (33 U.S.C. SECTION 1251, ET SEQ.), THE SAFE DRINKING WATER ACT (14 U.S.C. SECTION 1401, ET SEQ.), THE HAZARDOUS MATERIALS TRANSPORTATION ACT (49 U.S.C. SECTION 1801, ET SEQ.), THE TOXIC
SUBSTANCE CONTROL ACT (15 U.S.C. SECTION 2601, ET SEQ.), AND ANY SIMILAR ENVIRONMENTAL STATE OR LOCAL STATUTES, REGULATIONS, RULES OR REQUIREMENTS. THE PROVISIONS OF THIS SECTION SHALL SURVIVE CLOSING; PROVIDED, HOWEVER, THAT NOTHING IN THIS SECTION 6(C) SHALL RELEASE SELLER FROM ANY LIABILITY ARISING OUT OF (X) ANY INACCURACY OR BREACH OF ANY OF THE REPRESENTATIONS AND WARRANTIES MADE BY SELLER IN SECTION 4, OR PRECLUDE PURCHASER FROM THE EXERCISE OF ANY RIGHT OR REMEDY AVAILABLE UNDER THIS AGREEMENT BY REASON OF ANY INACCURACY OR BREACH OF SUCH REPRESENTATIONS AND WARRANTIES, (Y) THE IMPROPER RELEASE OR DISPOSAL OF HAZARDOUS MATERIALS AT THE REAL PROPERTY BY SELLER OR ITS AUTHORIZED AGENTS OR EMPLOYEES, AND (Z) ANY FRAUD OR INTENTIONAL MISREPRESENTATION BY SELLER.

      7. Representations, Warranties and Covenants Prior to Closing.

      (a) The continued validity in all material respects of the foregoing representations and warranties shall be a condition precedent to the obligation of the party to whom the representation and warranty is given to close this transaction.

      (b) If Purchaser acquires knowledge that any of Seller's representations and warranties are or shall not be true and correct in any material respect at any time on or before the Closing Date, and such breach of representation or warranty remains uncured for a period of fifteen (15) days after notice thereof from Purchaser to Seller, then Purchaser may, at Purchaser's option, exercised by written notice to Seller, either (i) proceed with this transaction, accepting the applicable representation and warranty as being modified by such subsequent matters or knowledge and waiving any right relating thereto, if any, or (ii) terminate this Agreement and declare this Agreement to be of no further force and effect and in which event the Earnest Money shall promptly be returned to Purchaser and Seller shall have no liability to Purchaser hereunder by reason thereof; provided, however, that if the breach of any representation or warranty of Seller hereunder results from the willful and intentional act of Seller, Purchaser shall have the rights and remedies available to Purchaser hereunder upon a default hereunder or breach hereof by Seller.

      (c) Seller shall provide written notice to Purchaser if Seller acquires knowledge that any of Seller's representations and warranties are or shall not be true and correct in any material respect at any time on or before the Closing Date. If any such notice is delivered by Seller to Purchaser prior to the end of the Inspection Period and Purchaser does not terminate this Agreement as set forth herein prior to the end of the Inspection Period, then the applicable representation and warranty shall be deemed to have been modified by such notice and Purchaser shall be deemed to have waived any right relating thereto.

      8. Survival of Representations and Warranties After Closing; Limitation of Seller's Liability.

      (a) All representations and warranties of Seller herein shall survive the Closing for a period of one (1) year (THE "LIMITATION PERIOD").

      (b) Purchaser shall provide written notice to Seller of any breach of any of Seller's warranties or representations of which Purchaser acquires knowledge at any time after the Closing Date but prior to the expiration of the Limitation Period, and shall allow Seller thirty (30) days within which to cure such breach, or, if such breach is susceptible of cure but cannot reasonably be cured within thirty (30) days, an additional reasonable time period required to effect such cure so long as such cure has been commenced within such thirty (30) days and diligently pursued to completion within ninety (90) days from the date of receipt of Purchaser's notice of such breach. If Seller fails to cure such breach after written notice and within such cure period (as extended), Purchaser's sole remedy shall be an action at law for damages as a consequence thereof, which must be commenced, if at all, within thirty (30) days after the expiration of the Limitation Period.

      (c) Notwithstanding anything in this Section 8 to the contrary, (i) Purchaser shall not be entitled to make a claim against Seller for a violation of the representations, warranties, and covenants unless the amount of damages to Purchaser equals or exceeds Fifty Thousand Dollars ($50,000) in any one instance and (ii) the cumulative, maximum amount of liability that Seller shall have to Purchaser for breaches of the representations, warranties and covenants under this Agreement and in any document executed by Seller pursuant to this Agreement shall not exceed Two Million Dollars ($2,000,000).

      (d) Purchaser agrees that none of the partners, trustees, shareholders, members, directors, officers, employees or agents of Seller or any affiliate of Seller shall have any liability to Purchaser arising under or in connection with this Agreement or the transaction contemplated hereby, all such liability being expressly limited to Seller and its assets.

      9. Inspections.

      (a) During the Inspection Period, Purchaser may review the Property Information and any additional information delivered or made available to Purchaser pursuant to Section 4(c) above, and examine, inspect, and investigate the Property to determine whether, in Purchaser's sole judgment and discretion, Purchaser wishes to proceed to acquire the Property.

      (b) Purchaser shall have reasonable access to the Property (subject to and consistent with the rights of IFG and its subtenants under the IFG Lease) for the purpose of conducting such surveys, architectural, engineering, geotechnical and environmental inspections and tests, and any other inspections, studies, or tests reasonably required by Purchaser in connection with the transaction contemplated by this Agreement ("Inspections"). Purchaser shall give Seller not less than 24 hours prior written notice before entering onto the Property to perform inspections or tests, and in the case of tests (i) Purchaser shall specify to Seller the precise nature of the test to be performed, (ii) invasive testing shall require the prior advance written consent of Seller, in its sole discretion, and (iii) Purchaser or Purchaser's contractor shall maintain public liability and other appropriate insurance. Any inspections and testing shall be performed in accordance with law and only by appropriately qualified and, where applicable, licensed personnel. Purchaser shall keep the Property free and clear of any liens arising out of its Inspections. If any inspection or test disturbs the Property, Purchaser will restore the Property to substantially the same condition as existed prior to any such inspection or test.

      (c) Purchaser and its agents, employees, and representatives may, upon not less than 24 hours prior notice to Seller, examine and make copies of the Property Information, and all books and records and other materials delivered or made available to Purchaser pursuant to Section 4(c) above relating to the physical condition of the Property in the possession of Seller or Property Manager at the office of Seller in Boston, Massachusetts or the office of Property Manager in Denver, Colorado where such records are maintained, except to the extent Seller or Property Manager is required by agreement or applicable law to keep such books and records confidential.

      (d) Notwithstanding anything contained herein to the contrary, Seller shall have the right, in its sole discretion, to have an employee of Seller or any other party designated by Seller (including Seller's property manager) present during any such Inspection and to approve any inquiries (including any written correspondence) Purchaser may make to any tenants, property management employees, parties to Service Contracts, or any governmental officials or representatives. Purchaser shall give Seller not less that two (2) business days' prior written notice of any proposed meeting with any tenant, property management employee, party to a Service Contract, or any governmental officials or representatives with regard to the Property; provided proper notice was given, Purchaser may proceed with any such meeting despite the failure of Seller to have its employee or representative present.

      (e) Purchaser shall indemnify and defend Seller against and hold Seller harmless from any and all loss, cost, claim, liability and expense (including reasonable attorneys' fees) arising out of Purchaser's activities on the Real Property or relating to Purchaser's Inspections.

      (f) Purchaser may terminate this Agreement for any reason (or no reason) on or before the end of the Inspection Period by delivering a written notice to Seller (the "TERMINATION NOTICE") to such effect. If Purchaser fails, for any reason, to timely deliver the Termination Notice to Seller on or prior to the end of the Inspection Period, Purchaser's right to terminate this Agreement as set forth in this Section 9(f) shall automatically lapse and be of no further force or effect, and the Earnest Money shall become non-refundable to Purchaser (subject to the provisions of Section 17(b)).

      (g) The obligations of Purchaser under this Section 9 shall survive the termination of the Agreement.

      10. Closing.

      (a) The Closing shall be accomplished through the escrow referred to in subsection (c), and shall take place on (i) the later of (y) the fifth (5th) day following the expiration of the Inspection Period or (z) the receipt of the Loan Defeasance Approval, or (ii) such earlier date as Seller and Purchaser may mutually select, or (iii) such later date to which Closing is extended in accordance with the provisions of this Agreement, provided that (A) all conditions precedent to the Closing have been fulfilled or have been waived in writing by the respective party entitled to waive same, and (B) such date shall in any case be a Payment Date (as defined in the Debt Documents), and if such scheduled date does not constitute a Payment Date the date of the Closing shall be extended until the next following Payment Date unless the Lender shall waive the requirement set forth in the Debt Documents that the defeasance of the Loan be completed only on a Payment Date. Purchaser and Seller shall use commercially reasonable efforts to cause the Loan Defeasance Approval to be received and the Closing to be completed as soon as practicable.

      (b) In the event that Seller fails to timely obtain the required Tenant Estoppel pursuant to Section 11(a)(3), Seller may, unless Purchaser waives the need for such Tenant Estoppel, elect to unilaterally extend the Closing for a period not exceeding fifteen (15) days, to permit Seller to attempt to obtain such Tenant Estoppels; provided, that if the extended Closing date determined in accordance with this sentence does not constitute a Payment Date (as defined in the Debt Documents), the extended date of the Closing shall be further extended until the next following Payment Date unless the Lender shall waive the requirement set forth in the Debt Documents that the defeasance of the Loan be completed only on a Payment Date. Any such election shall be made by Seller by notice to Purchaser not later than two (2) business days prior to the date set for Closing hereunder.

      (c) At least three (3) days prior to the date set for Closing under this Agreement, the parties shall establish a deed and money escrow with Title Company. Counsel for the respective parties are hereby authorized to execute the escrow trust instructions, as well as any amendments thereto. In the event of any conflict between the escrow trust instructions and the provisions of this Agreement, as between the parties hereto the provisions of this Agreement shall control.

      (d) Any provision of this Section 10 to the contrary notwithstanding, in no event shall the Closing Date occur more than one hundred fifty (150) days following the expiration of the Inspection Period (the "OUTSIDE CLOSING DATE"). In the event that the Closing does not occur on or before the Outside Closing Date, within five (5) days after the Outside Closing Date the Title Company shall, unless it is notified by either of the parties hereto to the contrary, return to the depositor thereof items which have been deposited with the Title Company pursuant to this Agreement and pay the Earnest Money to the party entitled thereto under the terms of this Agreement. No such return or payment of the Earnest Money shall relieve either party hereto of any liability it may have for its breach of this Agreement or its wrongful failure to close the transaction contemplated by this Agreement.

      11. Conditions to Purchaser's Obligation to Close.

      (a) Purchaser shall not be obligated to proceed with the Closing unless and until each of the following conditions has been either fulfilled or waived in writing by Purchaser:

                        (1) This Agreement shall not have been previously terminated pursuant to any other provision hereof.

                        (2) Seller  shall be  prepared to deliver or cause to be
                  delivered to Purchaser all instruments and documents to be delivered to Purchaser at the Closing pursuant to Section 14 or any other provision of this Agreement.

                        (3) Seller  shall have  delivered  to Purchaser a Tenant
                  Estoppel dated not earlier than the date of this Agreement from IFG. The Tenant Estoppel shall not (A) assert the existence of a material default by the landlord under the IFG Lease, (B) assert the existence of a material agreement between the landlord and IFG not reflected in the IFG Lease, or (C) disclose any other matter which materially and adversely affects the Property, unless in each case, prior to Closing, Seller shall have submitted to Purchaser written evidence reasonably acceptable to Purchaser indicating that any such unpermitted matter has been resolved. The completed form of Tenant Estoppel shall be prepared by Seller and submitted to Purchaser and Purchaser's counsel for their review and approval prior to distribution to IFG. If Purchaser fails to deliver any comments to such form within two (2) business days following receipt, such form will be deemed approved by Purchaser and its counsel. Purchaser agrees that it will accept any Tenant Estoppel which contains language which qualifies the statements set forth therein as being within the "knowledge", "best knowledge", "actual knowledge" or any words of similar import or effect of the party that executes and delivers such Tenant Estoppel.

                        (4) Lender has  consented to the  defeasance of the Loan
                  and Seller and Lender have negotiated and agreed to, each in their sole absolute discretion, the terms of appropriate instruments evidencing same (such instruments, including without limitation a pledge agreement, a defeasance security agreement, an instruction letter, a comfort letter, and such other certificates, opinions, documents or instruments as are required in connection therewith, are referred to herein collectively as the "LOAN DEFEASANCE DOCUMENTS").

                        (5) DTC West Land Venture  ("DTC")  shall have waived in
                  writing, by execution and delivery of a Certificate of Waiver or other instrument reasonably satisfactory to Purchaser, the DTC ROFO.

      (b) In the event that any of the foregoing conditions shall not have been fulfilled on or before the time for Closing hereunder, then subject to the provisions of Section 17(b) hereof, Purchaser may elect, upon notice to Seller, to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, and neither party shall have any further liability or obligation to the other except for the provisions of this Agreement that expressly survive Closing or early termination.

      12. Conditions to Seller's Obligation to Close.

      (a) Seller shall not be obligated to proceed with the Closing unless and until each of the following conditions has been fulfilled or waived in writing by Seller:

                        (1) Purchaser shall be prepared to pay to Seller all amounts to be paid to it at or prior to Closing pursuant to the provisions of this Agreement;

                        (2) Purchaser shall be prepared to deliver to Seller all
                  instruments and documents to be delivered to Seller at the Closing pursuant to Section 15 or any other provision of this Agreement; and

                        (3) This Agreement shall not have been previously terminated pursuant to any other provision hereof.

                        (4) Lender has  consented to the  defeasance of the Loan
                  and Seller and Lender have negotiated and agreed to, each in their sole absolute discretion, the terms of the Loan Defeasance Documents, including without limitation appropriate instruments releasing Seller from any liability in connection with the Loan which may arise from and after the Closing.

                        (5) DTC shall have waived in writing,  by execution  and
                  delivery of a Certificate of Waiver or other instrument reasonably satisfactory to Seller, the DTC ROFO.

      (b) In the event that any of the foregoing conditions shall not have been fulfilled on or before the time for Closing hereunder, then subject to the provisions of Section 17(a) hereof, Seller may elect, upon notice to Purchaser, to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser, and neither party shall have any further liability or obligation to the other except for the provisions of this Agreement that expressly survive Closing or early termination.

      13. Title Insurance.

      (a) Purchaser, at its sole expense, shall cause the Title Report to be delivered to Purchaser within ten (10) days after the date of this Agreement, and shall cause a copy of the Title Report to be delivered to Seller.

      (b) During the Inspection Period, Purchaser shall review title to the Property as disclosed by the Title Commitment and the Survey (and any updated Survey), and satisfy itself as to the availability from the Title Company of the ALTA extended coverage owner's policy of title insurance (including any required endorsements) required by Purchaser at Closing (the "TITLE POLICY").

      (c) Seller shall have no obligation to remove or cure title objections, except for (i) liens of an ascertainable amount created by Seller, which liens Seller shall cause to be released at the Closing or affirmatively insured over by the Title Company, (ii) any exceptions or encumbrances to title which are created by Seller after the date of this Agreement without Purchaser's consent, which exceptions or encumbrances Seller shall cause to be released at the Closing or affirmatively insured over by the Title Company and (iii) any judgment or mechanics' liens or other encumbrances secured by any deeds of trust, mortgages or other loan documents set forth in the Title Report and the removal or curing of which are not otherwise the responsibility of IFG under the IFG Lease, which liens Seller shall cause to be released at the Closing or affirmatively insured over by the Title Company.

      (d) Purchaser may terminate this Agreement and receive a refund of the Earnest Money if the Title Company revises the Title Commitment after the date of this Agreement to add exceptions created by Seller after the date of this Agreement if such additional exceptions are not acceptable to Purchaser and are not removed or affirmatively insured over by the Title Company by the Closing Date. If Purchaser terminates this Agreement as set forth in this Section 13(c), the Earnest Money shall promptly be returned to Purchaser and Seller shall not have any liability to Purchaser hereunder by reason thereof and neither party hereto shall have any liability to the other except to the extent that any right, obligation or liability set forth herein expressly survives termination of this Agreement.

      (e) "PERMITTED EXCEPTIONS" shall mean: (i) any exception arising out of an act of Purchaser or its representatives, agents, employees or independent contractors; (ii) zoning ordinances and regulations; (iii) the specific exceptions in the Title Commitment that the Title Company has not agreed to insure over or remove from the Title Commitment as of date hereof and that Seller is not required to remove as provided above; (iv) items shown on the Survey or any updated Survey of the Real Property which have not been removed as of date hereof; (v) real estate Taxes not yet due and payable; (vi) rights of tenants, as tenants only, under the Leases; (vii) liens or claims of lien for work or materials performed or supplied by or on behalf of a tenant; (viii) local, state and federal laws, ordinances or governmental regulations now or hereafter in effect relating to the Property; and (ix) such easements and other agreements reasonably required in connection with the Light Rail Condemnation Proceeding that do not materially and adversely affect the Real Property.

      14. Seller's Closing Deposits. At Closing, Seller shall deliver or cause to be delivered to Purchaser each of the following instruments and documents:

      (a) the Deed, duly executed and acknowledged by Seller;

      (b) a counterpart Assignment of Lease, duly executed and acknowledged by Seller;

      (c) the Bill of Sale, duly executed and acknowledged by Seller;

      (d) the FIRPTA Certificate, duly executed and acknowledged by the sole member of Seller;

      (e) original copies of any required real estate transfer tax declarations executed by Seller or any other similar documentation required to evidence the payment of any tax imposed by the state, county and city on the transaction contemplated hereby;

      (f) original copies (or photocopies certified by Seller as true, correct and complete) of the IFG Lease and all Service Contracts in the possession of Seller or its property manager;

      (g) a Closing Statement for the transaction contemplated hereby, duly executed and acknowledged by Seller;

      (h) a Seller's ALTA Statement, duly executed and acknowledged by Seller, in such form as is required by the Title Company to issue the Title Policy and obtain extended coverage, provided that Seller shall not be obligated to retain any liabilities or execute any indemnification other than as required by Section 13(c) of this Agreement;

      (i) a duly executed  notice to IFG in the form attached  hereto as Exhibit
K;

      (j) a certificate updating Seller's representations and warranties set forth in Section 4;

      (k) all master keys in Seller's possession to all locks on the Property;

      (l) the Loan Defeasance Documents;

      (m) the Floor Slab Holdback Agreement, duly executed by Seller or the Seller Support Party;

      (n) the DTC ROFO;

      (o) the original Tenant Estoppel received by Seller from IFG;

      (p) the original Guarantor Estoppel received by Seller from AMVESCAP, PLC (if any);

      (q) the original REA Estoppel(s) received by Seller (if any);

      (r) a GAP indemnity in the standard form required by the Title Company in order to issue the Title Policy and reasonably acceptable to Seller; and

      (s) such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement.

      15. Purchaser's Closing Deposits. At Closing, Purchaser shall deliver or cause to be delivered to Seller each of the following instruments, documents and amounts:

            (a) the balance of the Purchase Price, plus sufficient cash to pay Purchaser's share of all escrow costs, prorations and closing expenses as set forth herein;

            (b)  a   counterpart   Assignment   of  Lease,   duly  executed  and
acknowledged by Purchaser;

            (c) original copies of any required real estate transfer tax declarations executed by Purchaser or any other similar documentation required to evidence the payment of any tax imposed by the state, county and city on the transaction contemplated hereby.

            (d) a Closing Statement for the transaction contemplated hereby, duly executed and acknowledged by Purchaser;

            (e)  a  certificate   updating   Purchaser's   representations   and
warranties set forth in Section 5;

            (f) the Floor Slab Holdback  Agreement,  duly executed by Purchaser;
and

            (g) such other documents and instruments as may be required by any other provision of this Agreement or as may reasonably be required to carry out the terms and intent of this Agreement.

      16. Prorations and Adjustments.

      (a) Subject to the provisions of Section 16(h)(2) below, the items in subsections (1) through (4) of this Section 16(a) shall be prorated between Seller and Purchaser as of the close of business on the day immediately preceding the Closing Date, the Closing Date being a day of income and expense to Purchaser:

            (1) Taxes and Assessments. Real estate taxes assessed against the Real Property ("Taxes") and special assessments against the Real Property ("ASSESSMENTS").

            (2) Collected Rent. Purchaser shall receive a credit for any rent and other income (and any applicable state or local tax on rent) under the IFG Lease collected by Seller before Closing that applies to any period after Closing.

            (3) Utilities. Gas, electricity and other utility charges for which Seller is liable, if any, such charges to be apportioned at Closing on the basis of the most recent meter reading occurring prior to Closing or, if unmetered, on the basis of a current bill for each such utility.

            (4) Operating Expenses. Any other operating expenses or other items pertaining to the Property which are customarily prorated between a purchaser and a seller in the area in which the Property is located.

      (b) Intentionally Omitted.

      (c) Tenant Obligations. Seller shall be responsible for the payment of all Tenant Obligations relating to the current term of IFG under the IFG Lease scheduled on Exhibit M attached hereto, if any. With respect to Tenant Obligations arising under Leases not set forth in Exhibit M, including any New Leases which have been entered into in accordance with Section 4(l)(2) above, such Tenant Obligations shall be amortized on a straight line basis over the initial term of any such Lease and prorated between Seller and Purchaser based on the number of days that each of Seller and Purchaser were the landlord under any such Lease. If, as of the Closing Date, Seller shall have paid any Tenant Obligations for which Purchaser is responsible pursuant to the forgoing provisions, Purchaser shall reimburse Seller therefor at Closing. If, as of the Closing Date, Seller shall not have paid any Tenant Obligations for which Seller is responsible, Purchaser shall be entitled to receive such amounts from Seller at the Closing.

      (d) Tenant Deposits. All unapplied tenant security deposits (and interest thereon if required by law or contract to be earned thereon) under the IFG Lease, as reflected in the IFG Lease and confirmed in the Tenant Estoppel, shall be transferred to Purchaser at Closing. As of the Closing, Purchaser shall assume Seller's obligations related to tenant security deposits, but only to the extent they are properly transferred to Purchaser. Any letters of credit held as substitutes for security deposits shall be transferred to Purchaser at Closing, if transferable, otherwise Seller shall hold the same on Purchaser's behalf (and draw on the same at Purchaser's direction) pending Purchaser's receipt of a replacement letter of credit payable to Purchaser and approved by Purchaser as to its form. If Purchaser directs Seller to draw on any letter of credit, then Purchaser shall indemnify, protect, defend and hold Seller harmless from and against any loss, cost, damage, liability, claim or expense (including reasonable attorneys' fees and court costs) arising from or relating to Seller's having drawn upon any such letter of credit. The provisions of this Section 16(d) shall survive the Closing of the transactions contemplated by this Agreement.

      (e) Utility Deposits. Seller shall retain the deposits, if any, with utility companies. If Seller has paid utilities no more than 30 days in advance in the ordinary course of business, then Purchaser shall be charged its portion of such payment at Closing. Purchaser shall be responsible for making any security deposits required by utility companies providing service to the Real Property.

      (f) Seller Deposits. Seller shall be entitled to the return of all bonds, deposits, letters of credit, set aside letters or other similar items, if any, that are outstanding with respect to the Real Property that have been provided by Seller or any of its affiliates to any governmental agency, public utility, or similar entity (collectively, "SELLER DEPOSITS"). Purchaser shall replace such Seller Deposits and obtain the release of Seller (or its affiliates) from any obligations under such Seller Deposits. To the extent that any funds are released as a result of the termination of any Seller Deposits for which Seller did not get a credit, such funds shall be delivered to Seller immediately upon their receipt.

      (g) Indemnity. Purchaser hereby agrees to indemnify, protect, defend and hold Seller harmless from and against each obligation of Seller for which, and to the extent that, credit has been given to Purchaser at the time of Closing. Seller hereby agrees to indemnify, protect, defend and hold Purchaser harmless from and against each obligation of Purchaser for which, and to the extent that, credit has been given to Seller at the time of Closing. The provisions of this
Section 16(g) shall survive the Closing and shall remain in effect until the expiration of the Limitation Period.

      (h) Notwithstanding anything contained in the foregoing provisions:

                        (1) Any  Taxes  paid at or  prior  to  Closing  shall be
                  prorated based upon the amount actually paid. If Taxes and Assessments for the current year have not been paid at or prior to Closing, Seller shall be charged at Closing an amount equal to that portion of such Taxes and Assessments which relates to the period before Closing and Purchaser shall pay the Taxes and Assessments prior to their becoming delinquent. Any such apportionment made with respect to a tax year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon the tax rate and/or assessed valuation last fixed.

                        (2) Charges referred to in Section 16(a) above which are
                  payable by tenants to a third party pursuant to Leases shall not be apportioned hereunder, and Purchaser shall accept title subject to any of such charges unpaid and Purchaser shall look solely to tenants therefor for the payment of the same. If Seller shall have paid any of such charges on behalf of a tenant, and shall not have been reimbursed therefor by the time of Closing, Purchaser shall pay same to Seller at Closing on account of such charges so paid by Seller.

                        (3) Seller  shall  receive the entire  advantage  of any
                  discounts for the prepayment by it of any Taxes, Assessments, water rates or sewer rents.

                        (4) As to gas,  electricity  and other  utility  charges
                  referred to in Section 16(a) above, Seller may on written notice to Purchaser elect to pay at or prior to Closing one or more of all of said items accrued to the date hereinabove fixed for apportionment directly to the person or entity entitled thereto, and to the extent Seller so elects, such item shall not be apportioned hereunder.

                        (5) Unpaid and  delinquent  rent  collected by Seller or
                  Purchaser after the date of Closing shall be delivered as follows: (a) if Seller collects any unpaid or delinquent rent for the Property, Seller shall, within five (5) business days after the receipt thereof, deliver to Purchaser any such rent which Purchaser is entitled to hereunder relating to the date of Closing and any period thereafter, and (b) if Purchaser collects any unpaid or delinquent rent from the Property, Purchaser shall, within five (5) business days after the receipt thereof, deliver to Seller any such rent which Seller is entitled to hereunder relating to the period prior to the date of Closing. Seller and Purchaser agree that all rent received by Seller or Purchaser after the Closing shall be applied first to current rentals and then to delinquent rentals, if any, in inverse order of maturity, remitting to Seller, after deducting collection costs, any rent properly allocable to Seller's period of ownership. Purchaser will make a reasonable good faith effort after Closing to collect all delinquent rents in the usual course of Purchaser's operation of the Property, but Purchaser will not be obligated to declare a lease default, engage a collection agency or take legal action or other collection procedures to collect delinquent rents. In the event that there shall be any rents or other charges under the Lease which, although relating to a period prior to Closing, do not become due and payable until after Closing or are paid prior to Closing but are subject to adjustment after Closing (such as year end common area expense reimbursements and the like), then any rents or charges of such type received by Purchaser or its agents or Seller or its agents subsequent to Closing shall be prorated between Seller and Purchaser as of Closing and Seller's portion thereof shall be remitted promptly to Seller by Purchaser and Purchaser's portion thereof shall be credited to Purchaser; provided, that such rents or charges shall be reapportioned as soon as practicable after the date of Closing. Upon any such re-apportionment, a settlement in cash shall be made by the party whose date of Closing tentative apportionment exceeded the amount to which it is entitled on the basis of the final apportionment to the other party.

                        (6) The portion of rents consisting of escalation rents,
                  real estate taxes and assessments, insurance, utilities and other operating costs and expenses which are shared by tenants of the Property on a pro rata basis, which are payable or which have been accrued with respect to a period prior to the date of Closing (but which are not susceptible of calculation and verification until subsequent to the date of Closing) shall be prorated for the month of Closing to the extent collected. Such items shall be reapportioned, as soon as practicable after the date of Closing, on the same fiscal basis as such rents are calculated under the Lease, so that the amount thereof under the Lease to which Seller shall be entitled, as finally determined, shall be the entire amount thereof with respect to any fiscal period ending prior to the date of Closing, and, for the then current fiscal period, an amount which bears the same ratio to the total escalation rents and real estate taxes and assessments and all other amounts paid thereunder for the current fiscal period as the number of days in said current fiscal period which shall have elapsed prior to the date of Closing bears to the total number of days in said current fiscal period. Upon any such re-apportionment, a settlement in cash shall be made by the party whose date of Closing apportionment exceeded the amount to which it is entitled on the basis of the final apportionment to the other party.

      (i) Floor Slab Repair Credit. During the course of its Inspections and its examination of the floor slabs of the Property, Purchaser has caused to be prepared that certain Independent Structural Evaluation by JR Engineering dated January 18, 2006 (the "INDEPENDENT FLOOR SLAB EVALUATION"). The section of the Independent Floor Slab Evaluation entitled "Potential Repair Costs" notes certain existing damage to the Property observed during a site visit on January 12, 2006 (the "CURRENT FLOOR SLAB REPAIR ITEMS"), the estimated cost of repairing which Current Floor Slab Repair Items as set forth in the Independent Floor Slab Evaluation is Fifty One Thousand Dollars ($51,000). At the Closing, Purchaser shall receive a credit against the Purchase Price in the amount of Fifty One Thousand Dollars ($51,000), less the estimated cost of any of the Current Floor Slab Repair Items repaired by Seller prior to the Closing. Without limiting the generality of the provisions of Section 6 above or Section 21 below, Purchaser or anyone claiming by, through or under Purchaser hereby fully waives its right to recover from, and forever releases and discharges, the Seller Related Parties, and each of them, from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, reasonable attorneys' fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the Current Floor Slab Repair Items, and Purchaser hereby expressly assumes all risks, liabilities, claims, damages and costs (and agrees that Seller shall not be liable for any special, direct, indirect, consequential, or other damages) resulting or arising from or related to the Current Floor Slab Repair Items. The provisions of this Section 16(i) shall survive Closing.

      17. Default; Termination.

      (a) If Purchaser defaults hereunder, then provided Seller is not in default, Seller's sole and exclusive remedy shall be to terminate this Agreement by giving written notice thereof to Purchaser, whereupon the Earnest Money shall be retained by Seller as liquidated damages as Seller's sole and exclusive remedy, and neither party shall have any further liability or obligation to the other except for those liabilities and obligations that expressly survive Closing or early termination of this Agreement. The parties acknowledge and agree that Seller's actual damages in the event of Purchaser's default are uncertain in amount and difficult to ascertain and that said amount of liquidated damages was reasonably determined.

      (b) If Seller defaults hereunder prior to Closing, then provided Purchaser is not in default, Purchaser may, at its sole election, either:

                        (1)  Terminate  this  Agreement,  whereupon  the Earnest
                  Money shall be promptly returned to Purchaser and neither party shall have any further liability or obligation to the other except for those liabilities or obligations that expressly survive Closing or early termination of this Agreement; provided, that Seller shall reimburse Purchaser for its out-of-pocket expenses incurred to third parties in connection with the transaction contemplated by this Agreement up to a maximum reimbursement obligation of Fifty Thousand Dollars ($50,000.00), to be reimbursed following delivery to Seller of paid receipts for same certified by Purchaser to Seller to be true, correct and complete.

                        (2) Assert and seek judgment against Seller for specific
                  performance; provided, however, if the remedy of specific performance is not legally available to Purchaser by reason of Seller's transfer of the Property to a third party, Purchaser shall be entitled to the prompt return of the Earnest Money, and to pursue the actual damages sustained by Purchaser as a result of such breach;

provided that (x) the foregoing shall be Purchaser's sole and exclusive remedies, and the exercise of one of such remedies by Purchaser shall be deemed an election of remedies, and shall preclude Purchaser from the exercise of the other such remedy, and (y) subject to Section 8 hereof, nothing in this subsection be shall limit any right or remedy available to Purchaser after Closing in connection with any inaccuracy or breach of any of Seller's warranties and representations set forth in Section 4.

      18. Expenses.

      (a) Seller and Purchaser shall each pay one-half of the escrow fee charged by Title Company.

      (b) Purchaser shall pay (i) the cost of the premium charges for the Title Policy and any lender's title policy(ies) and for any endorsements requested by Purchaser to the Title Policy or to any lender's title policy, (ii) all state, county and municipal real estate transfer taxes due on the transfer of the Property from Seller to Purchaser; (iii) all recording costs for this transaction; and (iv) the cost of the updated Survey, if any.

      (c) Seller shall pay (i) any costs and expenses charged by Lender in connection with the purchase of the Defeasance Collateral and the release of the Debt Documents (including, if applicable, any fees that may be assessed by Lender and the cost of any attorney's fees incurred by Lender), and (ii) all monetary obligations under the Service Contracts which have accrued prior to the Closing Date.

      (d) Other closing costs shall be allocated among Seller and Purchaser as expressly provided in this Agreement, or in the absence of such provision, as is customary in connection with commercial real estate transactions in Denver, Colorado. Each party shall pay its own attorneys' costs, expenses and fees.

      19. Intermediaries.

      (a) Seller represents to Purchaser, and Purchaser represents to Seller, that, other than Broker, there is no broker, finder, or intermediary of any kind with whom such party has dealt in connection with this transaction.

      (b) Seller agrees to indemnify and hold harmless Purchaser against and from all claims, demands, causes of action, judgments, and liabilities which may be asserted or recovered for fees, commissions, or other compensation claimed to be due to any party with whom Seller may have dealt in connection with this transaction, including costs and reasonable attorneys' fees incident thereto.

      (c) Purchaser agrees to indemnify and hold harmless Seller against and from all claims, demands, causes of action, judgments, and liabilities which may be asserted or recovered for fees, commissions, or other compensation claimed to be due to any party with Purchaser may have dealt in connection with this transaction, including costs and reasonable attorneys' fees incident thereto, except for any brokerage fees due from Seller to Broker pursuant to a separate written agreement between Seller and Broker.

      20. Destruction of Improvements.

      (a) If prior to Closing Material Damage shall occur with respect to the Improvements, or a condemnation proceeding is commenced or threatened in writing by a governmental or quasi-governmental agency with the power of eminent domain ("CONDEMNATION"), then:

                        (1) Purchaser may elect,  within fourteen (14) days from
                  and after the date Purchaser receives notice of said damage or destruction, or notice of such Condemnation, by written notice to Seller, to terminate this Agreement, in which event the Earnest Money shall be returned to Purchaser and, except for the provisions of this Agreement that expressly survive Closing or earlier termination of this Agreement, this Agreement shall be void and of no further force and effect, and neither party shall have any liability to the other by reason hereof; or

                        (2) In the  event  Purchaser  does not  timely  elect to
                  terminate pursuant to subsection (1), the transaction contemplated hereby shall be closed without a reduction in the Purchase Price, and Seller shall assign to Purchaser Seller's rights in any insurance proceeds or Condemnation award to be paid to Seller in connection with such Material Damage or Condemnation, and, in the case of Material Damage, Seller shall pay to Purchaser an amount equal to the deductible under Seller's policy of casualty insurance and Seller shall execute and deliver to Purchaser all required proofs of loss, assignments of claims and other similar items. In such event, any title exception arising by reason of said damage, destruction or Condemnation shall be deemed a Permitted Exception.

      (b) If, prior to Closing, any of the Improvements are damaged or destroyed and such damage is not Material Damage, Purchaser shall remain obligated to close hereunder with no abatement in the Purchase Price. At Closing Seller shall assign to Purchaser Seller's rights in any insurance proceeds to be paid to Seller in connection with such damage or destruction, and at Closing Purchaser shall receive a credit against the Purchase Price in an amount equal to the deductible amount under Seller's casualty insurance policy.

      21. Floor Slab.

      (a) Without limiting the provisions of Section 6 above, Purchaser acknowledges that it has reviewed the Floor Slab Reports and all matters in connection therewith, including without limitation the potential costs of correcting any known or unknown defects or movement in, or caused by the movement of, the floor slabs of the Property, any expansive soil problems and any moisture movement (the "FLOOR SLAB DEFECTS"), and that Seller has agreed to make available the maximum sum of Five Hundred Thousand Dollars ($500,000) to Purchaser as set forth herein to reimburse Purchaser for reasonable costs incurred by Purchaser during the Holdback Limitation Period to correct the Floor Slab Defects.

      (b) At the Closing, Escrow Agent, Purchaser and Seller or an affiliate of Seller (the "SELLER SUPPORT PARTY") shall enter into a Holdback Escrow Agreement (the "FLOOR SLAB HOLDBACK AGREEMENT") in the form attached hereto as EXHIBIT N, which Floor Slab Holdback Agreement shall establish an escrow account (the "FLOOR SLAB HOLDBACK ESCROW") to be maintained with the Escrow Agent and into which Seller or the Seller Support Party shall deposit the sum of Five Hundred Thousand Dollars ($500,000). The Floor Slab Holdback Agreement shall provide, among other things, that any funds remaining in the Floor Slab Holdback Escrow at the expiration of the Holdback Limitation Period shall then be refunded to Seller or the Seller Support Party, as applicable; provided that, if there exists as of the expiration of the Holdback Limitation Period a good faith dispute between Purchaser and Seller or the Seller Support Party with respect to an earlier withdrawal requested by Purchaser, the amount in dispute shall remain in the Floor Slab Holdback Escrow pending the resolution of the dispute consensually or by judicial proceeding.

      (c) Purchaser agrees that any and all liability of Seller and the Seller Support Party under this Section 21 or otherwise with respect to the Floor Slab Defects shall be limited exclusively to the funds available from time to time in the Floor Slab Holdback Escrow.

      (d) Any provision of this Agreement to the contrary notwithstanding, in the event that the Seller Support Party enters into the Floor Slab Holdback
Agreement to be delivered at Closing and deposits into the Floor Slab Holdback Escrow the funds required to be deposited therein, Purchaser agrees that the entry into such agreement and the deposit of such funds by such affiliate shall automatically serve as a novation of Seller hereunder. Accordingly, subject to Seller Support Party's compliance with the terms of this Section 21 and the Floor Slab Holdback Agreement, in such event Purchaser agrees that any and all liabilities and obligations of Seller under this Section 21 and the Floor Slab Holdback Agreement (to the extent that such liabilities and obligations survive the Closing) shall instead be liabilities and obligations of such Seller Support Party, and Seller shall not have any liability hereunder, all such liability being waived and released by Purchaser and its successors and assigns to the full extent allowed by law.

      (e) Without limiting the generality of the provisions of Section 6 above, upon execution by Seller or the Seller Support Party of the Floor Slab Holdback Agreement and the deposit of the Security Amount (as defined in the Floor Slab Holdback Agreement) Purchaser and anyone claiming by, through or under Purchaser hereby fully waives its right to recover from, and forever releases and discharges, the Seller Related Parties, and each of them, from any and all demands, claims, legal or administrative proceedings, losses, liabilities, damages, penalties, fines, liens, judgments, costs or expenses whatsoever (including, without limitation, reasonable attorneys' fees and costs), whether direct or indirect, known or unknown, foreseen or unforeseen, that may arise on account of or in any way be connected with the floor slabs or floor levels of the Property, and Purchaser hereby expressly assumes all risks, liabilities, claims, damages and costs (and agrees that Seller shall not be liable for any special, direct, indirect, consequential, or other damages) resulting or arising from or related to the condition of the floor slabs or the floor levels of the Property. The provisions of this Section 21 shall survive Closing.

      22. General Provisions.

      (a) This written Agreement, including all Exhibits attached hereto and documents to be delivered pursuant hereto, shall constitute the entire agreement and understanding of the parties, and there are no other prior or contemporaneous written or oral agreements, undertakings, promises, warranties, or covenants not contained herein.

      (b)  This   Agreement  may  be  amended  only  by  a  written   memorandum
subsequently executed by all of the parties hereto.

      (c) No waiver of any provision or condition of this Agreement by any party shall be valid unless in writing signed by such party. No such waiver shall be taken as a waiver of any other or similar provision or of any future event, act, or default.

      (d) Time is of the essence of this Agreement. In the computation of any period of time provided for in this Agreement or by law, any date falling on a Saturday, Sunday or legal holiday shall be deemed to refer to the next day which is not a Saturday, Sunday, or legal holiday.

      (e) In the event that any provision of this Agreement shall be unenforceable in whole or in part, such provision shall be limited to the extent necessary to render the same valid, or shall be excised from this Agreement, as circumstances require, and this Agreement shall be construed as if said provision had been incorporated herein as so limited, or as if said provision has not been included herein, as the case may be.

      (f) Headings of sections are for convenience of reference only, and shall not be construed as a part of this Agreement.

      (g) This Agreement shall be binding upon and shall inure to the benefits of the parties hereto, and their respective heirs, executors, personal representatives, successors, and assigns, provided, however, that (x) this Agreement may not be assigned by Purchaser without the prior express written consent of Seller, (y) Purchaser may, without the prior express written consent of Seller, designate an Affiliate of Purchaser to take title to the Property by written notice to Seller at least five (5) Business Days prior to Closing, and
(z) Purchaser may, without the prior express written consent of Seller, assign the rights of Purchaser under this Agreement to an Affiliate of Purchaser by written notice to Seller at least five (5) Business Days prior to Closing, provided that no such designation or assignment shall release or discharge Purchaser from any liability arising pursuant to this Agreement.

      (h) All notices and other communications required or permitted hereunder shall be in writing and shall be mailed, hand delivered, or sent by Federal Express, UPS or other recognized overnight courier service, to the parties as follows:

                  In the case of notices directed to Seller:

                                    Jeff Miller and Jim Patterson
                                    Challenger America, Inc.
                                    c/o Barrington Capital Partners, LLC
                                    101 Arch Street, 15th Floor
                                    Boston, Massachusetts 02110

                  with a copy to:

                                    Leonard X Rosenberg
                                    Mayer, Brown, Rowe & Maw LLP
                                    71 South Wacker Drive
                                    Chicago, Illinois  60606

                  and in the case of notices directed to Purchaser:

                                    Caplease, LP
                                    110 Maiden Lane, 36th Floor
                                    New York, New York 10005
                                    Attention:  Douglas W. Chase

                  with a copy to:

                                    Wolf, Block, Schorr and Solis-Cohen LLP
                                    1650 Arch Street, 22nd Floor
                                    Philadelphia, Pennsylvania 19103
                                    Attention:  Helene S. Jaron, Esq.

or to such additional or other persons, at such other address or addresses as may be designated by notice from Purchaser or Seller, as the case may be, to the other. Notices by mail shall be sent by United States certified or registered mail, return receipt requested, postage prepaid, and shall be deemed given and effective two (2) business days following posting in the United States mails. Notices by hand delivery shall be deemed given and effective upon the delivery thereof. Notices by overnight courier shall be deemed given and effective on the first business day following the delivery thereof to Federal Express, UPS or another recognized overnight courier service.

      (i) This Agreement shall be governed in all respects by the internal laws of the State of Colorado.

      (j) This Agreement may be executed in any number of identical counterparts, any or all of which may contain the signatures of less than all of the parties, and all of which shall be construed together as but a single instrument.

      (k) In the event of any action or proceeding brought by either party against the other under this Agreement, the prevailing party shall be entitled to recover, and the non-prevailing party shall pay, all costs and expenses including its attorneys' fees in such action or proceeding in such amount as the court may adjudge reasonable. The prevailing party shall be determined by the court based upon an assessment of which party's major arguments made or positions taken in the proceedings could fairly be said to have prevailed over the other party's major arguments or positions on major disputed issues in the court's decision. If the party which shall have commenced or instituted the action, suit or proceeding shall dismiss or discontinue it without the concurrence of the other party, such other party shall be deemed the prevailing party.

      (l) This Agreement shall not be construed more strictly against Seller merely by virtue of the fact that the same has been prepared by Seller or its counsel, it being recognized both of the parties hereto have contributed substantially and materially to the preparation of this Agreement. All words herein which are expressed in the neuter gender shall be deemed to include the masculine, feminine and neuter genders and any word herein which is expressed in the singular or plural shall be deemed, whenever appropriate in the context, to include the plural and the singular.

      (m) Seller and Purchaser hereby designate the Title Company to act as and perform the duties and obligations of the "reporting person" with respect to the transaction contemplated by this Agreement for purposes of 26 C.F.R. Section 1.6045-4(e)(5) relating to the requirements for information reporting on real estate transaction closed on or after January 1, 1991. Seller, Purchaser and Title Company shall execute at Closing a Designation Agreement designating the Title Company as the reporting person with respect to the transaction contemplated by this Agreement.

      (n) Neither this Agreement nor any memorandum or evidence hereof shall be recorded in any public records by Purchaser; provided, however, that the foregoing shall not preclude the recording of a lis pendens notice upon the filing of an action by Purchaser for specific performance of this Agreement. If this Agreement or a memorandum hereof is recorded by Purchaser in violation of this Section 22(n), this Agreement shall be deemed ipso facto canceled and terminated, the Earnest Money shall thereupon be forfeited to Seller, and Purchaser shall have no further interest in the Property, pursuant to this Agreement or otherwise.

      (o) Until the Closing, Purchaser and its representatives shall hold in strictest confidence all data and information obtained with respect to the operation and management of the Property, whether obtained before or after the execution and delivery hereof, and shall not use such data or information for purposes unrelated to this Agreement or disclose the same to others except as expressly permitted hereunder. The preceding sentence shall not be construed to prevent Purchaser from disclosing to its beneficiaries, prospective lenders or investors, or to its officers, directors, attorneys, accountants, architects, engineers and consultants to perform their designated tasks in connection with Purchaser's inspection of the Property, provided Purchaser advises any such party of the confidential nature of the information disclosed. However, neither party shall have this obligation concerning information which: (a) is published or becomes publicly available through no fault of either the Purchaser or Seller; (b) is rightfully received from a third party; or (c) is required to be disclosed by law. In the event this Agreement is terminated or Purchaser fails to perform hereunder, Purchaser shall promptly return to Seller any statements, documents, schedules, exhibits or other written information obtained from Seller in connection with this Agreement or the transactions contemplated hereby. In the event of a breach or threatened breach by Purchaser or its agents, consultants and/or lenders of this paragraph, Seller shall be entitled to an injunction restraining Purchaser from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting Seller from pursuing any other available remedy at law or in equity for such breach or threatened breach.

      (p) Prior to Closing neither Seller nor Purchaser shall make any public announcement or disclosure of any information related to this Agreement to outside brokers or third parties without the prior written specific consent of the other; provided, however, that Seller and Purchaser may make disclosure of this Agreement to its lenders, creditors, officers, managers, members, employees and agents as necessary to perform its obligations hereunder and to others as required by law or by any regulatory body having jurisdiction over Seller or Purchaser or their respective Affiliates. After Closing, either party may announce or disclose the fact that the transaction contemplated by this Agreement was closed. In the event of a breach or threatened breach by Seller, Purchaser or their agents, consultants and/or lenders of this Section, then in addition to any other remedy available hereunder the nonbreaching party shall be entitled to an injunction restraining the breaching party from disclosing, in whole or in part, such confidential information. Notwithstanding the foregoing, either party may, following the end of the Inspection Period and prior to Closing and without the prior written consent of the other party, announce or disclose the transaction contemplated by this Agreement; provided, that such announcements or disclosures shall be limited to the location of the Property, the identity of the tenant, and the Purchase Price.

                            [Signature page follows]

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.


SELLER: CHALLENGER SOUTH MONACO, L.L.C., a Delaware limited liability company

               By: CHALLENGER REIT NUMBER 1 LIMITED, a Maryland corporation, its sole member


                       By:      /s/ Jeffrey J. Miller
                          -----------------------------------------
                       Name: Jeffrey J. Miller
                            ---------------------------------------
                       Title:   Authorized Signatory
                             --------------------------------------




PURCHASER:     CAPLEASE, LP, a Delaware limited partnership

               By: CLF OP General Partner, LLC, a Delaware limited iability company, its general partner

                       By: Capital Lease Funding, Inc., a Maryland corporation, its sole member



                       By: /s/ Robert C. Blanz
                           -------------------------------------------
                       Name:    Robert Blanz
                       Title:   Senior Vice President

                                    EXHIBIT A

                            GLOSSARY OF DEFINED TERMS

      AFFILIATE means, with respect to any entity, (a) an entity that directly or indirectly controls, is controlled by or is under common control with the entity in question or (b) an entity whose economic interest is owned and controlled by such entity. For purposes of the foregoing definition, "controls" (and its correlative terms "controlled by" and "under common control with") means possession by the applicable entity of the power to direct or cause the direction of the management and policies thereof, whether through the ownership of voting securities, by contract, or otherwise.

      ASSESSMENTS has the meaning set forth in Section 16 hereof.

      ASSIGNMENT OF LEASE means an assignment by Seller and assumption by Purchaser of Seller's interest in the IFG Lease, the Service Contracts, applicable warranties and guaranties and other intangible property affecting or related to the Property as of the Closing Date in the form attached to this Agreement as Exhibit G and incorporated herein by this reference.

      BILL OF SALE means a bill of sale in the form attached to this Agreement as Exhibit H and incorporated herein by this reference.

      BROKER means CB Richard Ellis.

      CLOSING means the close of escrow hereunder on the Closing Date.

      CLOSING DATE means the date upon which the Closing occurs.

      CLOSING STATEMENT means a closing statement of adjustments and prorations prepared by Title Company and approved by Purchaser and Seller at or prior to the Closing.

      CONDEMNATION has the meaning set forth in Section 20 hereof.

      CONTRACT PERIOD means the period from the date of this Agreement through and including the Closing Date.

      DEBT DOCUMENTS means the instruments evidencing, securing and pertaining to the Loan, which instruments are described on Exhibit F attached hereto and incorporated by this reference.

      DEED means a Special Warranty Deed of the Real Property, subject to the Permitted Exceptions, in the form attached to this Agreement as Exhibit I and incorporated herein by this reference.

      DOLLARS OR $ means the legal currency of the United States of America.

      DTC has the meaning set forth in Section 11 hereof.

      DTC ROFO means DTC's right to purchase the Property pursuant to the right of first offer set forth in that certain Special Warranty Deed from DTC to USAA Real estate Company dated June 30, 2000 and recorded in the office of the Denver County Clerk and Recorder on July 5, 2000 as Document Number 20000-93979.

      EARNEST MONEY has the meaning set forth in Section 3 hereof.

      FIRPTA CERTIFICATE means a certificate, in the form attached to this Agreement as Exhibit J and incorporated herein by this reference, certifying the information required by 1445 of the Internal Revenue Code and the regulations issued thereunder to establish, for the purposes of avoiding Purchaser's tax withholding obligations, that the sole member of Seller is not a "foreign person" as defined in Internal Revenue Code 1445(f)(3).

      FLOOR SLAB DEFECTS has the meaning set forth in Section 21. hereof.

      FLOOR SLAB HOLDBACK AGREEMENT has the meaning set forth in Section 21. hereof.

      FLOOR SLAB HOLDBACK ESCROW has the meaning set forth in Section 21 hereof.

      FLOOR SLAB REPORTS means, collectively, that certain letter report prepared by Structural Consultants Incorporated dated April 21, 2004 (identified as SCI #03-380); that certain letter report from CTL/Thompson Incorporated dated April 30, 2004 (identified as CTL Job No. 38,143); that certain letter report prepared by Structural Consultants Incorporated dated July 20, 2004 (identified as SCI #03-380); that certain draft status letter report prepared by Structural Consultants Incorporated dated March 8, 2005 (identified as SCI #03-380 01); that certain building movement summary prepared by Structural Consultants Incorporated dated June 28, 2005; that certain field report prepared by Structural Consultants Incorporated dated September 19, 2005 (identified as SCI #03-380); that certain field report prepared by Structural Consultants Incorporated dated November 1, 2005 (identified as SCI #03-380); that certain letter report from CTL/Thompson Incorporated dated January 13, 2006 (identified as CTL Project No. DN38,143-145); and the Independent Floor Slab Evaluation, and each of the other drawings, reports, observations, surveys, documents, investigations and analyses referenced or contained in any of the foregoing.

      HAZARDOUS MATERIALS means and includes any hazardous, toxic or dangerous waste substance or material defined as a "hazardous waste", "hazardous material", "hazardous substance", "extremely hazardous waste", "restricted hazardous waste" or similar in or for purposes of (i) any provision of Colorado law; (ii) the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Sec. 6903 et seq.); (iii) the Clean Water Act (33 U.S.C. 1251 et seq.); (iv) any so-called "Superfund" or "Superlien" law; or (v) any other federal, state or local statute, law, ordinance, code, rule, regulation, order, decree or other requirement of any governmental authority regulating, relating to, or imposing liability or standards of conduct concerning, any hazardous, toxic or dangerous waste, substance or material, as now or at any time hereafter in effect.

      HOLDBACK LIMITATION PERIOD has the meaning set forth in the Floor Slab Holdback Agreement attached hereto as Exhibit N.

      IFG means Invesco Funds Group, Inc.

      IFG LEASE means that certain Master Lease Agreement dated as of June 30, 2000 by and between Seller (as successor to USAA Real Estate Company), as landlord, IFG, as tenant and AMVESCAP, PLC, as guarantor.

      IMPROVEMENTS has the meaning set forth in the definition of Real Property below.

      INDEPENDENT FLOOR SLAB EVALUATION has the meaning set forth in Section 16(i) hereof.

      INSPECTIONS has the meaning set forth in Section 9 hereof.

      INSPECTION PERIOD means the period commencing on December 23, 2005 and ending at 5:00 p.m. Eastern Time on February 3, 2006 or such earlier date as Purchaser may select by written notice to Seller.

      INTANGIBLE PROPERTY means all of Seller's rights and interests in and to all non-proprietary and non-confidential, as reasonably determined by Seller, assignable intangible property related to the Real Property and the Improvements, including, without limitation: (a) any governmental licenses, permits and approvals held by Seller relating to the occupancy or use of the Real Property, (b) any existing warranties held by Seller and given by third parties with respect to the Real Property, (c) trade names and trade marks associated with the Real Property and the Improvements, but specifically excluding any right or interest in the name "Challenger" or any variant or derivative thereof; (d) the plans and specifications and other architectural and engineering drawings for the Improvements; (e) non-governmentally issued licenses, telephone exchanges and other identifying material relating to the Property, including street addresses, telephone numbers and goodwill associated with the Property; and (f) all other records relating to the Property.

      LEASES means all leases and/or rental agreements for occupancy of any portion of the Real Property, as amended and modified from time to time.

      LENDER has the meaning set forth in Section 2(e) hereof.

      LIGHT RAIL CONDEMNATION PROCEEDING means that certain condemnation proceeding which includes a portion of the Property and which is captioned case No. 01 CV 3689 in the Denver County, Colorado, District Court (Department of Transportation, State of Colorado v. USAA Real Estate Company, et al. The Light Rail Condemnation Proceeding has been concluded by the entry of that certain Rule and Order dated September 29, 2005 in the Denver County, Colorado, District Court.

      LIMITATION PERIOD has the meaning set forth in Section 8 hereof.

      LOAN has the meaning set forth in Section 2(e) hereof.

      LOAN DEFEASANCE APPROVAL means Lender's approval of Seller's defeasance of the Loan and the approval of the Loan Defeasance Documents by Seller and Lender.

      LOAN DEFEASANCE DOCUMENTS has the meaning set forth in Section 11(a)(4).

      MANAGEMENT AGREEMENT means the Property Management Services Agreement dated as of June 30, 2000 between Invesco Funds Group, Inc. and USAA Real Estate Management Company d/b/a USAA Realty Company of Colorado relating to the Property.

      MATERIAL DAMAGE means damage (a) which is reasonably estimated to exceed One Million Dollars ($1,000,000) to repair, or (b) that would permit IFG to terminate its Lease.

      NEW LEASES has the meaning set forth in Section 4 hereof.

      PERMITTED EXCEPTIONS has the meaning set forth in Section 13 hereof.

      PERSONAL PROPERTY means Seller's interest, if any, in the furniture, fixtures, machinery, appliances, equipment, tenant improvements, supplies, and other personal property of every nature and description, and all replacements thereof, located on the Real Property, excluding the interest of Seller and its affiliates in any furniture, fixtures, machinery, appliances, equipment, tenant improvements, supplies.

      PROPERTY means the Real Property, the Leases (excluding Seller's rights otherwise expressly retained hereunder, such as to rents and liabilities accruing prior to closing), Service Contracts (but only to the extent Seller's obligations thereunder are expressly assumed by Purchaser pursuant to this Agreement), Personal Property and the Intangible Property.

      PROPERTY INFORMATION has the meaning set forth in Section 4(c) hereof.

      PROPERTY MANAGER means USAA Real estate Management Company, d/b/a/ USAA Real estate Company of Colorado.

      PURCHASE PRICE means Sixty Nine Million Three Hundred Thousand and No/100 Dollars ($69,300,000.00).

      REAL PROPERTY means that certain real property described on Exhibit B attached to this Agreement and incorporated herein by this reference (as the same may be revised to reflect an updated survey and any grants, easements or similar agreements entered into by Seller in connection with the Light Rail Condemnation Proceeding that do not materially and adversely affect such real property), together with (a) all of the buildings, structures, fixtures and other improvements located on such real property not owned by any of the tenants under the Leases ("IMPROVEMENTS"), including, without limitation, any and all plumbing, air conditioning, heating, ventilating, mechanical, electrical and other utility systems, (b) all right, title and interest of Seller in and to the rights, benefits, privileges, easements, tenements, hereditaments, and appurtenances thereon or anywise appertaining to such real property, and (c) all right, title, and interest of Seller in and to all strips and gores and any land lying in the bed of any street, road or alley, open or proposed, adjoining such real property or anywise appertaining to such real property, all of which is commonly known as 4340/4350/4346 South Monaco Street, Denver, Colorado.

      SELLER DEPOSITS has the meaning set forth in Section 16 hereof.

      SELLER'S KNOWLEDGE means the actual knowledge of Jeff Miller or James Patterson, and shall not be construed, by imputation or otherwise, to refer to the knowledge of any other officer, director, agent, manager, member, representative, employee or advisor of Seller, or impose upon Seller any duty to inquire into or investigate the matter to which such actual knowledge, or absence thereof, pertains.

      SELLER RELATED PARTIES means Seller, Seller's Affiliates, Barrington Capital Partners, LLC, and the partners, trustees, shareholders, members, directors, officers, employees and agents of each of them.

      SELLER SUPPORT PARTY has the meaning set forth in Section 21 hereof.

      SERVICE CONTRACTS means any and all service contracts to which Seller is a party or by which Seller is bound pertaining to the construction, operation and ownership of the Real Property, as amended and modified from time to time. Service Contracts expressly exclude the Management Agreement and any other leasing or management agreement affecting the Real Property.

      SURVEY has the meaning set forth in Section 2 hereof.

      TAXES has the meaning set forth in Section 16 hereof.

      TENANT ESTOPPEL means an estoppel certificate substantially in the form attached to this Agreement as Exhibit L and incorporated herein by this reference (or such other form as may be attached to or required in IFG's Lease) from IFG.

      TENANT OBLIGATIONS means tenant improvement expenses (including all hard and soft construction costs, whether payable to the contractor or the tenant), tenant allowances, rent abatement, moving expenses, leasing commissions and other out-of-pocket costs, that are the obligation of the landlord under the Leases, net of fees payable therefrom to Seller or its Affiliates.

      TITLE COMMITMENT means a Commitment for Title Insurance with respect to the Property issued by Title Company, in the full amount of the Purchase Price, with Purchaser named as the proposed insured thereunder.

      TITLE COMPANY means First American Title Insurance Company of NY, 633 Third Avenue, New York, New York 10033.

      TITLE POLICY has the meaning set forth in Section 13 hereof.

      TITLE REPORT means the Title Commitment and all documents, instruments and agreements listed therein.